EXHIBIT 99.1

Contacts: Shaun A. Burke (CEO) or Carter M. Peters (CFO), 1-833-875-2492	NASDAQ:GFED

Guaranty Federal Bancshares, Inc. ANNOUNCES

Preliminary SECOND Quarter 2020 financial Results

Springfield, MO – JULY 23, 2020

CEO Comments

“The second quarter of 2020 continues to be an attempt to evaluate the full impact of COVID-19 on many fronts. Economically, an unprecedented amount of government stimulus to support employees, businesses and credit markets was quickly implemented to lessen the financial toll that COVID-19 was expected to inflict on many. The logistics to get support to those needing it will be debated over time, but the overall premise to quickly gird the economy appears to be achieved, for now. With so much uncertainty, the question remains of how much will this impact the individuals, businesses and communities we know and work with? The answers will eventually come, but until then, we are doing our part to maintain stability in the areas that Guaranty Bank can make a difference. For us, that means providing assistance to our customers that are in need of help, generating 650 small business loans to support local payrolls, utilizing technology to conduct business in a socially distant format that still gives our valued customers a first-class customer service experience and, as we have for over a century, offering FDIC insured deposit products to eliminate the worry about where to keep your funds during these times.

Turning to financial results for our second quarter, we posted solid results with net income of $1.88 million leading to diluted earnings per share of $0.43 compared to $0.54 from the prior year quarter. This quarter included $750,000 in additional funding of the allowance for loan loss reserves as a precautionary measure. We anticipate further loan deferment and payment delays as economic impacts related to COVID-19 continue to affect segments of our borrowers. Interest rate cuts made by the Federal Reserve in March of this year continue to lower asset yields and costs of funds this quarter while spurring increased refinance activity in our loan portfolio. These actions are proving to be a slight net positive in the short-term for the Bank, however, with increased amounts of government intervention to support economies, we anticipate net interest margin compression to continue to be a theme as the current low interest rate environment persists. Bank capital remains strong and above any regulatory guidelines allowing for dividends for our shareholders and a means to offset potential loan losses should they rise in future periods. Measured growth based on conservative practices in this ever-changing business environment will continue to be our focus as we support our employees, customers, shareholders and communities during this time.”

- Shaun A. Burke, President and Chief Executive Officer

COVID-19 Response Items

●

Participation in the SBA Payroll Protection Program (PPP), a government stimulus program formulated under the CARES Act that began in April 2020.  To date, we have approved and funded 650 PPP requests for $55.2 million to support over 8,300 local jobs. Anticipated income from PPP loans to be included in earnings over the life of this program is estimated to be $2.2 million.

●	Ongoing efforts to support borrowers to temporarily modify loan agreements and/or defer payments to navigate the current economic downturn.

Financial Condition – June 30, 2020 versus December 31, 2019

●	Total assets increased $116.4 million (12%) to $1.13 billion.
●	Total gross loans increased $59.4 million (8%) to $790.5 million.
●	Total deposits increased $109.5 million (13%) to $931.0 million.
●	The loan to deposit ratio as of June 30, 2020 was 84.92% compared to 89.01% as of December 31, 2019.
●	Stockholders’ equity increased by $1.1 million (1%).

Select Quarterly Financial Data

Below are selected financial results for the Company’s second quarter of 2020, compared to the first quarter of 2020 and the second quarter of 2019.

	Quarter ended
	June 30, 2020	March 31, 2020	June 30, 2019
	(Dollar amounts in thousands, except per share data)
Net income available to common shareholders	$1,883	$2,105	$2,429

Diluted income per common share	$0.43	$0.49	$0.54
Common shares outstanding	4,337,615	4,337,115	4,442,216
Average common shares outstanding , diluted	4,340,751	4,336,302	4,503,964

Annualized return on average assets	0.70%	0.82%	1.00%
Annualized return on average common equity	8.91%	9.84%	11.62%
Net interest margin	3.19%	3.24%	3.49%
Efficiency ratio	70.18%	69.29%	69.77%

Common equity to assets ratio	7.60%	8.15%	8.57%
Tangible common equity to tangible assets	7.30%	7.81%	8.17%
Book value per common share	$19.78	$19.31	$18.85
Tangible book value per common share	$18.92	$18.43	$17.91
Nonperforming assets to total assets	1.06%	1.17%	1.28%

The following were items impacting the second quarter operating results as compared to the same quarter in 2019 and the financial condition results compared to December 31, 2019:

Interest income – Total interest income decreased $1.1 million (10%) during the quarter. The decrease is primarily due to declining interest rates on earning assets and our asset mix having greater percentages of cash and investment holdings rather than loans when compared to prior periods. The average balance of total interest-earning assets increased $109.2 million (12%) while the yield on average interest earning assets decreased 99 basis points to 4.04%. During the quarter, $55.2 million of PPP loans were originated contributing to the strong increase in earning assets, but negatively impacting the overall yield on interest-earning assets. Compared to the second quarter of 2019, the average balance of the loan portfolio increased $4.3 million and the average loan yield decreased by 69 basis points to 4.74%. Loan accretion income recognized from the Hometown Bancshares acquisition in 2018 was $169,000 during the quarter compared to $452,000 in the same quarter of 2019. Partially offsetting this anticipated decline in accretion income was $197,000 of loan fees recognized from the origination of PPP loans previously mentioned.

Interest expense - Total interest expense decreased $1.3 million (38%) during the quarter. The decrease is primarily driven by lower costs on all interest-bearing deposits and borrowings in the current low-rate environment. The average balance of interest-bearing liabilities increased $61.3 million (8%), while the average cost of interest-bearing liabilities decreased 76 basis points to 1.03%. Cuts to key interest rates by the Federal Reserve have caused significant reductions across the yield curve in 2020, however, pricing strategies by other institutions in our markets will continue to create competitive pressures on deposit rates. To fund its asset growth and maintain prudent liquidity levels going forward, the Company will continue to utilize a cost-effective mix of retail and commercial core deposits along with non-core, wholesale funding.

See the Analysis of Net Interest Income and Margin table below for the second quarter.

Asset Quality, Provision for Loan Loss Expense and Allowance for Loan Losses – The Company’s nonperforming assets increased to $12.0 million (9%) as of June 30, 2020, compared to $11.0 million as of December 31, 2019.

Based on its reserve analysis and methodology, the Company recorded $750,000 in provision for loan loss expenses during the quarter compared to $100,000 recorded during the prior year quarter. The decision to expense this amount was due to segments of our loan portfolio experiencing weakness as a result of COVID-19 virus related economic slowdowns and travel restrictions. At June 30, 2020, the allowance for loan losses of $8.8 million was 1.11% of gross loans outstanding (excluding mortgage loans held for sale), an increase from the 1.04% reserved as of December 31, 2019.

In accordance with generally accepted accounting principles for acquisition accounting, the loans acquired through a prior acquisition were recorded at fair value; therefore, there was no allowance associated with the loans at acquisition. Management continues to evaluate the allowance needed on the acquired loans factoring in the net remaining discount of $580,000 as of June 30, 2020.

Management believes the allowance for loan losses is at a sufficient level to provide for loan losses in the Bank’s existing loan portfolio.

Non-interest Income – Noninterest income increased $380,000 (20%) during the quarter compared to the same quarter in 2019. This was primarily due to income of $381,000 (100%) recognized from a new loan swap product that debuted earlier in 2020, increased income from the sale of mortgage loans of $321,000 (57%) and an increase in realized gains from the sale of investment securities of $56,000 (71%). Offsetting these items was a decrease of income from the sale of SBA loans of $247,000 (100%) due to none of these loans being sold during the quarter, increased costs on foreclosed properties of $114,000 (285%) and reduced service charge income of $105,000 (25%) due to lower volume of fee-based transactions.

Non-interest Expense – Non-interest expenses increased $428,000 (6%) when compared to the same quarter in 2019. This increase was made up of several items with the following being the largest contributors:

●

Salaries and employee benefit expenses increased $186,000 (5%) compared to the same quarter in 2019 primarily due to the hiring of new commercial relationship managers and increased commissions and incentives related to strong mortgage lending activity.

●

Data processing expenses increased $157,000 (37%) for the quarter due when compared to the prior year due to 2020 having a full quarter of expenses related to upgrades made to our core processing system in last half of 2019.

●	A non-recurring expense of $134,000 (100%) related to the early termination of a debit/ATM card processing contract.
●

Occupancy expenses increased $58,000 (5%) compared to the same quarter in 2019, due to increased COVID-19 cleaning expenses at all of our banking facilities and technology upgrades at certain facilities.

Capital – As of June 30, 2020, stockholders’ equity increased $1.1 million (1%) to $85.7 million from $84.6 million as of December 31, 2019. Net income for the quarter exceeded dividends paid or declared by $1.2 million. The equity portion of the Company’s unrealized gains and losses related to our available-for-sale securities and interest rate swaps positively impacted equity balances by $0.8 million during the recently completed quarter. On a per common share basis, tangible book value increased to $18.92 at June 30, 2020 as compared to $18.71 as of December 31, 2019.

From a regulatory capital standpoint, all capital ratios for the Bank remain strong and above regulatory requirements.

Non-Generally Accepted Accounting Principle (GAAP) Financial Measures

In addition to the GAAP financial results presented in this press release, the Company presents non-GAAP financial measures discussed below. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance. Additionally, Company management believes that this presentation enables meaningful comparison of financial performance in various periods. However, the non-GAAP financial results presented should not be considered a substitute for results that are presented in a manner consistent with GAAP. A limitation of the non-GAAP financial measures presented is that the adjustments concern gains, losses or expenses that the Company does expect to continue to recognize; the adjustments of these items should not be construed as an inference that these gains or expenses are unusual, infrequent or non-recurring. Therefore, Company management believes that both GAAP measures of its financial performance and the respective non-GAAP measures should be considered together.

Operating Income

Operating income is a non-GAAP financial measure that adjusts net income for the following non-operating items:

●	Provision for income taxes
●	Gains on sales of investment securities
●	Commercial loan referral income
●	Provision for loan loss expense
●	Early termination fee of vendor contract

A reconciliation of the Company’s net income to its operating income for the three and six months ended June 30, 2020 and 2019 is set forth below.

	Quarter ended		Six months ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019

	(Dollar amounts are in thousands)		(Dollar amounts are in thousands)

Net income	$1,883	$2,429	$3,988	$4,549

Add back:
Provision for income taxes	449	429	857	804
Income before income taxes	2,332	2,858	4,845	5,353

Add back/(subtract):
Net gains on investment securities	(135)	(79)	(163)	(48)
Commercial loan referral income	(381)	-	(936)	-
Provision for loan losses	750	100	1,250	100
Early termination of vendor contract	134	-	134	-
	368	21	285	52

Operating income	$2,700	$2,879	$5,130	$5,405

About Guaranty Federal Bancshares, Inc.

Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has 16 full-service branches in Greene, Christian, Jasper and Newton Counties and a Loan Production Office in Webster County. Guaranty Bank is a member of the MoneyPass ATM network which provides its customers surcharge-free access to over 32,000 ATMs nationwide. For more information visit the Guaranty Bank website: www.gbankmo.com.

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the SEC, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify such forward-looking statements but are not the exclusive means of identifying such statements.

These forward-looking statements involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond the Company’s control). The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:

● the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

● the effects of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions;

● the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rates, market and monetary fluctuations;

● the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

● the willingness of users to substitute competitors’ products and services for our products and services;

● our success in gaining regulatory approval of our products and services, when required;

● the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance);

● technological changes;

● the ability to successfully manage and integrate any future acquisitions if and when our board of directors and management conclude any such acquisitions are appropriate;

● changes in consumer spending and saving habits;

● our success at managing the risks resulting from these factors; and

● other factors set forth in reports and other documents filed by the Company with the SEC from time to time.

Financial Highlights

Operating Data:	Quarter ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
	(Dollar amounts are in thousands, except per share data)

Total interest income	$10,159	$11,300	$20,958	$22,397
Total interest expense	2,136	3,449	5,223	6,771
Net interest income	8,023	7,851	15,735	15,626
Provision for loan losses	750	100	1,250	100
Net interest income after provision for loan losses	7,273	7,751	14,485	15,526
Noninterest income
Service charges	314	419	723	821
Gain on sale of loans held for sale	883	562	1,426	988
Gain on sale of Small Business Administration loans	-	247	-	497
Gain on sale of investments	135	79	163	48
Commercial loan referral income	381	-	936	-
Other income	600	626	1,164	1,143
	2,313	1,933	4,412	3,497
Noninterest expense
Salaries and employee benefits	4,139	3,953	8,089	7,912
Occupancy	1,165	1,107	2,316	2,240
Other expense	1,950	1,766	3,647	3,518
	7,254	6,826	14,052	13,670
Income before income taxes	2,332	2,858	4,845	5,353
Provision for income taxes	449	429	857	804
Net income	$1,883	$2,429	$3,988	$4,549
Net income per common share-basic	$0.43	$0.55	$0.92	$1.02
Net income per common share-diluted	$0.43	$0.54	$0.92	$1.01

Annualized return on average assets	0.70%	1.00%	0.76%	0.95%
Annualized return on average equity	8.91%	11.62%	9.38%	11.05%
Net interest margin	3.19%	3.49%	3.22%	3.50%
Efficiency ratio	70.18%	69.77%	69.75%	71.49%

Financial Condition Data:	As of
	June 30,	December 31,
	2020	2019
Cash and cash equivalents	$113,625	$92,672
Available-for-sale securities	154,723	118,495
Loans, net of allowance for loan losses 6/30/2020 - $8,788; 12/31/2019 - $7,608	781,762	723,519
Intangibles	3,700	3,939
Premises and equipment, net	18,500	19,164
Lease right-of-use assets	8,764	9,053
Bank owned life insurance	25,001	24,698
Other assets	22,386	20,485
Total assets	$1,128,461	$1,012,025

Deposits	$930,956	$821,407
Advances from correspondent banks	66,000	65,000
Subordinated debentures	15,465	15,465
Other borrowed funds	11,300	11,200
Lease liabilities	8,836	9,106
Other liabilities	10,124	5,215
Total liabilities	1,042,681	927,393
Stockholders' equity	85,780	84,632
Total liabilities and stockholders' equity	$1,128,461	$1,012,025
Common equity to assets ratio	7.60%	8.36%
Tangible common equity to tangible assets ratio (1)	7.30%	8.00%
Book value per common share	$19.78	$19.62
Tangible book value per common share (2)	$18.92	$18.71
Nonperforming assets	$12,010	$10,995

(1) Stockholder’s Equity less Intangibles divided by Total Assets less Intangibles

(2) Stockholders’ Equity less Intangibles divided by Common Shares Outstanding

Analysis of Net Interest Income and Margin
	Three months ended 6/30/2020			Three months ended 6/30/2019
	Average Balance	Interest	Yield / Cost	Average Balance	Interest	Yield / Cost
ASSETS
Interest-earning:
Loans	$772,447	$9,094	4.74%	$768,176	$10,395	5.43%
Investment securities	136,145	923	2.73%	96,422	681	2.83%
Other assets	102,506	142	0.56%	37,253	224	2.41%
Total interest-earning	1,011,098	10,159	4.04%	901,851	11,300	5.03%
Noninterest-earning	70,534			68,080
	$1,081,632			$969,931

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing:
Savings accounts	$45,737	17	0.15%	$40,598	32	0.32%
Transaction accounts	508,861	544	0.43%	417,536	1,551	1.49%
Certificates of deposit	192,793	981	2.05%	234,515	1,216	2.08%
FHLB advances	58,264	284	1.96%	51,677	289	2.24%
Other borrowed funds	11,202	115	4.13%	5,000	64	5.13%
Subordinated debentures	15,465	195	5.07%	21,731	297	5.48%
Total interest-bearing	832,322	2,136	1.03%	771,057	3,449	1.79%
Noninterest-bearing	164,259			115,033
Total liabilities	996,581			886,090
Stockholders’ equity	85,051			83,841
	$1,081,632			$969,931
Net earning balance	$178,776			$130,794
Earning yield less costing rate			3.01%			3.24%
Net interest income, and net yield spread on interest earning assets		$8,023	3.19%		$7,851	3.49%
Ratio of interest-earning assets to interest-bearing liabilities		121%			117%